EXHIBIT A-1
Cleco Corporation
Consolidating Income Statement
For the Year Ended December 31, 2001
(Unaudited)

	Cleco Midstream Consolidated	Cleco Corporation (Holding Company)	Cleco Power	UTS	CLE Resources	Innovations	Cleco Support Group	Cleco ConnexUs	Total Eliminations	Cleco Consolidated

Operating Revenue
Retail Electric Operations	$ -	$ -	$ 623,062	$ -	$ -	$ -	$ -	$ -	$ -	$ 623,062
Energy Marketing Operations	404,584	-	31,212	-	-	-	-	-	-	435,796
Intercompany Revenue	14,031	35,052	3,530	-	33	-	35,677	-	(88,323)	-
Other Operations - Income	1,460	-	-	-	-	-	101	-	-	1,561
Gross Operating Revenue	420,075	35,052	657,804	-	33	-	35,778	-	(88,323)	1,060,419
Less: Retail Customer Credits	-	-	1,800	-	-	-	-	-	-	1,800
Total Operating Revenue	420,075	35,052	656,004	-	33	-	35,778	-	(88,323)	1,058,619
Operating Expenses
Fuel Used for Electric Generation	-	-	184,516	-	-	-	-	-	-	184,516
Power Purchased for Utility Customers	-	-	117,966	-	-	-	-	-	-	117,966
Purchases for Energy Marketing Operations	329,676	-	29,756	-	-	-	-	-	-	359,432
Other Operations - Expense	22,992	1,671	98,929	-	43	2	(2,341)	(47)	(2,838)	118,411
Maintenance	3,577	-	25,765	-	-	-	1,780	2	(378)	30,746
Depreciation Expense	9,188	-	50,594	-	-	-	464	-	-	60,246
Intercompany Cost of Goods Sold	11,465	35,035	2,987	-	-	-	35,622	(2)	(85,107)	-
Taxes Other Than Income Taxes	1,255	1,029	35,358	-	-	-	115	4	-	37,761
Total Operating Expenses	378,153	37,735	545,871	-	43	2	35,640	(43)	(88,323)	909,078
Operating Income	41,922	(2,683)	110,133	-	(10)	(2)	138	43	-	149,541
Total Interest Income	1,481	67	6,452	-	182	-	20	-	-	8,202
Allowance for other funds used during construction	-	-	769	-	-	-	-	-	-	769
Other Income (Expense), net	838	51,853	(108)	-	7	-	(204)	726	(52,791)	321
Net Income Before Interest Charges	44,241	49,237	117,246	-	179	(2)	(46)	769	(52,791)	158,833
Interest Charges
Interest on debt and other, net of amount capitalized	20,404	317	27,117	-	-	-	(29)	43	-	47,852
Allowance for borrowed funds used during construction	-	-	1,178	-	-	-	-	-	-	1,178
Amortization of debt discount, premium and expense, net	650	-	880	-	-	-	-	-	-	1,530
Total Interest Charges	21,054	317	26,819	-	-	-	(29)	43	-	48,204
Net income from continuing operations before income taxes & preferred dividends	23,187	48,920	90,427	-	179	(2)	(17)	726	(52,791)	110,629
Federal and state income taxes	8,676	(1,992)	31,289	-	94	-	11	278	-	38,356
Net income from continuing operations	14,511	50,912	59,138	-	85	(2)	(28)	448	(52,791)	72,273
Discontinued operations
Loss from operations, net of income taxes	-	-	-	-	-	-	-	-	-	-
Loss on disposal of segment, net of income taxes	-	-	-	2,035	-	-	-	-	-	2,035
Net income before preferred dividends	14,511	50,912	59,138	(2,035)	85	(2)	(28)	448	(52,791)	70,238
Preferred dividend requirements, net	-	1,876	-	-	-	-	-	-	-	1,876
Net income applicable to common stock	$ 14,511	$ 49,036	$ 59,138	$ (2,035)	$ 85	$ (2)	$ (28)	$ 448	$ (52,791)	$ 68,362
	======	======	=====	=====	====	=====	=====	====	=====	======